Exhibit 2.3

Exchange & Venture Agreement

by and among

Cardiotech International, Inc.,

Implant Sciences, Inc.

and

CorNova, Inc.

March 5, 2004

EXCHANGE & VENTURE AGREEMENT

This EXCHANGE & VENTURE AGREEMENT dated March 5, 2004 (“Agreement”) by and among Cardiotech International, Inc. (“Cardiotech”), a Delaware corporation with its principal executive offices at 78E Olympia Avenue, Woburn, Massachusetts 01801, (AMEX: CTE), and Implant Sciences, Inc. (“Implant”), a Delaware corporation with its principal executive offices at 107 Audubon Road #5, Wakefield, Massachusetts 01880, (AMEX: IMX); (Cardiotech and Implant are collectively referred to herein as the “Participants “), and CorNova, Inc., a Delaware corporation with its principal executive offices at 274 Ash Street, Hopkinton, Massachusetts 01748 (the “Company” or “CorNova”).

R E C I T A L S :

FINANCING AND SHARE EXCHANGE

WHEREAS, the Participants wish to contribute certain of their shares to the Company in exchange for shares of the Company in accordance with the terms and conditions hereinafter set forth.

WHEREAS, the Participants will issue shares of their common stock bearing an aggregate fair market value of one hundred fifty thousand dollars ($150,000) valued at the end of business on November 18, 2003 to CorNova as follows:  Cardiotech will issue 12,931 shares, and Implant will issue 10,344 shares (the 12,931 and 10,344 shares shall be referred to collectively as the “Contributory Shares”).

WHEREAS, CorNova, upon receipt of the Contributory Shares, shall simultaneously issue and deliver one million five hundred thousand (1,500,000) shares of its common stock to each of Cardiotech and Implant, such shares constituting sixty percent (60%) of CorNova’s issued and outstanding shares, on a fully diluted basis, as of the date of issuance.

WHEREAS, CorNova will use its best efforts to borrow a minimum of fifty thousand dollars ($50,000) and up to one hundred fifty thousand dollars ($150,000) in seed capital in 2004 to finance the startup of its operations (“Seed Loans”).

WHEREAS, CorNova intends to raise a minimum of one million dollars ($1,000,000) and up to three million dollars ($3,000,000) in a Series A financing round to close in 2004 (“Series A Financing”).

WHEREAS, upon the closing of the minimum Series A Financing, the Participants will each issue shares of their common stock equal to up to twenty-five percent (25%) of the gross amount of the Series A Financing up to the maximum of three

Cornova, Inc.
Exchange & Venture Agreement

million dollars ($3,000,000) (the “Investment Shares”); bearing an aggregate fair market value of up to one million five hundred thousand dollars ($1,500,000) valued at the end of business on the day immediately preceding the date of the Series A Financing Closing.

TECHNOLOGY & VENTURE

WHEREAS, CorNova is a start-up company, which has not incurred any debts or liabilities in excess of fifty thousand dollars ($50,000) in the aggregate, focused on the development and marketing of innovative interventional cardiology products.  The initial target of CorNova is the development of a next-generation drug-eluting stent.

WHEREAS, CorNova possesses, will develop or will acquire the intellectual property relating to stent design, CE testing and drug coatings.

WHEREAS, Cardiotech intends to grant to CorNova an exclusive license for the technology consisting of Chronoflex DES polymer or any poly (carbonate) urethane and containing derivative thereof solely for use on drug-eluting stents.

WHEREAS, Utilizing the combined capabilities of the Participants, CorNova will seek to produce a novel coronary stent system whose design, materials, and manufacturing will be specific for drug elution technology.

NOW THEREFORE, in consideration of one dollar and the exchange of shares to be made, the mutual benefits to be derived hereby and the representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, CorNova and the Participants agree as follows:

ARTICLE I.     Contributory Shares

1.1  Cardiotech Contributory Shares.

  Subject to the terms and conditions hereinafter set forth, Cardiotech shall issue, transfer and deliver to CorNova an aggregate of twelve thousand nine hundred thirty-one (*12,931*) shares of Cardiotech common stock, $.01 par value (the “Cardiotech Contributory Shares”) within fifteen (15) days of the execution of this Agreement.  Upon receipt of the Cardiotech Contributory Shares, the Company shall simultaneously issue and deliver 1,500,000 shares of its common stock to Cardiotech, such shares constituting thirty percent (30%) of CorNova’s issued and outstanding shares, on a fully diluted basis, as of the date of issuance.

1.2           Implant Contributory Shares.

  Subject to the terms and conditions hereinafter set forth, Implant shall issue, transfer and deliver to CorNova an aggregate of ten thousand three hundred forty-forty (*10,344*) shares of Implant common stock, $.10 par value (the “Implant Contributory Shares”) within fifteen (15) days of the execution of this Agreement.  Upon receipt of the Implant Contributory Shares, the Company shall simultaneously issue and deliver 1,500,000 shares of its common stock to Implant, such shares constituting thirty percent (30%) of CorNova’s issued and outstanding shares, on a fully diluted basis, as of the date of issuance.

1.3           Terms of Contributory Shares.

  The Cardiotech Contributory Shares and the Implant Contributory Shares shall be referred to collectively herein as the “Contributory Shares”.  The Contributory Shares shall have the terms and be issued subject to the conditions as set forth herein and in the respective certificates of incorporation of the Participants as filed and recorded with the Secretary of State of the State of Delaware.  The Contributory Shares shall be contributed to CorNova to assist in securing the Seed Loans and to serve as collateral against such loans in anticipation of the Participants respective anticipated participation in CorNova and Technology.

ARTICLE II.     CorNova Obligations upon Contributory Shares

II-A. Simultaneous with receipt of the Contributory Shares by CorNova:

2.1           Seed Loans.  CorNova shall use its best efforts to borrow a minimum of fifty thousand dollars ($50,000) and up to one hundred fifty thousand dollars ($150,000) in seed capital in 2004 to finance the startup of its operations (“Seed Loans”) under the following terms and conditions:

(a)          The Seed Loans shall become due and payable fifteen months from receipt of the loan.

(b)         The Seed Loans shall bear simple interest at an annual rate of ten percent (10%).

(c)          The Seed Loans shall be secured by the Contributory Shares, as defined below.

(d)         The lenders making the Seed Loans shall be issued warrants in proportion to the amount of all of the Seed Loans made.  Assuming the maximum Seed Loans, the Seed Loan lender(s) shall receive an aggregate of one hundred fifty thousand (150,000) warrants (“Warrants”).  The Warrants shall entitle the holders thereof to purchase, in the aggregate, one hundred fifty thousand (150,000) shares of common stock of CorNova on or before January 5, 2007.  The number of Warrants shall be reduced on a dollar-for-dollar basis based on the size of the Seed Loans. The exercise price of each of the Warrants shall be one hundred twenty percent (120%) of the fair market value of the shares of CorNova as of the date of the closing of the Seed Loans as determined in the reasonable discretion of by the board of directors of CorNova.

(e)          The proceeds of the Seed Loans and the exercise of the Warrants shall be used for start-up capital, expenses of the Series A Preferred stock capital raise, initial monthly salary of the chairman of CorNova, professional fees, and general working capital purposes.

(f)            The capitalization of CorNova shall not exceed five million (5,000,000) shares of common stock on a fully diluted basis, including the shares of common stock underlying the Warrants, immediately following the issuance of the Contributory Shares.

(g)         The lenders making the Seed Loans shall qualify as accredited investors under the Securities Laws.

(h)         Such other terms and conditions as set forth in the form Subscription and Loan Agreements and the Shareholder-Lender Promissory Notes evidencing the Seed Loans.

II-B. Upon receipt of the Contributory Shares by CorNova:

2.2           Board Representation.  CorNova shall, by written consent of a majority of the shareholders of CorNova, increase the size of its board and appoint Dr. Michael Szycher and Dr. Anthony J. Armini to be directors of CorNova on its board of directors.  The board of directors of CorNova shall then be entirely comprised of:  Dr. Stephen Eric Ryan, Dr. Michael Szycher and Dr. Anthony J. Armini.

2.3           Chairman & CEO Compensation.  (a) Upon closing of the minimum Seed Loans, CorNova shall provide monthly compensation to S. Eric Ryan, pursuant to the conditions set forth in the consulting agreement attached hereto as Exhibit 2.3, for his services as CEO of CorNova at the monthly rate of eight thousand dollars ($8,000).  CorNova shall also provide up to one thousand dollars ($1,000) per month for health insurance for S. Eric Ryan and his family upon the closing of the minimum Seed Loans.  Upon closing of the at least the minimum Series A Financing the consulting agreement will expire.

  (b) CorNova shall negotiate a separate employment agreement with S. Eric Ryan for the continuation of his services as Chairman and CEO with a base salary of at least fifteen thousand dollars ($15,000) per month.  CorNova shall also provide up to $1,000 per month for health insurance for S. Eric Ryan and his family.  Such employment agreement is to commence after expiration of the consulting agreement and upon the closing of at least the minimum Series A Financing.  Further, Dr. Ryan will be paid a bonus equal to one full year of his full salary upon either (a) receipt by CorNova of the release and discharge of the security interests which are to be filed against the Investment Shares in favor of the Series A Investors, or (b) the occurrence of an event requiring mandatory conversion of the then outstanding preferred stock of CorNova.

2.4           Series A Offering.  CorNova shall commence on a best efforts basis its Series A Financing, as hereinafter defined, under the following terms and conditions:

(a)          The Series A Financing shall commence within thirty (30) days of the closing of the Seed Loans and shall be completed or terminated twelve (12) months after such commencement date; however, CorNova shall have an additional thirty (30) days after the completion or termination date to close on any then outstanding subscriptions to purchase any Series A Preferred Stock.

(b)         CorNova shall amend its certificate of incorporation to provide for a series of convertible voting preferred stock (“Series A Preferred Stock”) which shall be the securities offered and sold in the Series A Financing.

(c)          The purchase price per share of the Series A Preferred Stock is proposed to equal one dollar 20/100 ($1.20) (the “Series A Price”).

(d)         The Series A Preferred Stock shall not be sold for less than one dollar ($1.00) per share without the express written agreement of the board of directors of CorNova.

(e)          The conversion price of the Series A Preferred Stock shall be convertible at no cost to the Series A Preferred holder (the “Conversion Price”).  Each share of Preferred Stock shall be convertible at the option of the holder into one (1) share of fully paid and nonassessable shares of the common stock of CorNova.

(f)            Conversion of the Series A Preferred Stock will be mandatory upon an initial public offering of CorNova raising in excess of ten million dollars ($10,000,000), or an acquisition for at least eighty percent (80%) of CorNova at a minimum purchase price of two dollars 50/100 ($2.50) per share, or upon receipt of CE mark approval of the Technology.

(g)         The Series A Financing offering shall consist of a minimum of one million dollars ($1,000,000) and a maximum of three million dollars ($3,000,000).

(h)         CorNova does not anticipate that the holders of the Series A Preferred Stock shall be entitled to dividend, and the designation for the Series A Preferred Stock shall not be amended without the express written agreement of the board of directors of CorNova.

(i)             The liquidation preference of the Series A Preferred Stock shall be equal to the Series A Price.

(j)             The redemption rate of the Series A Preferred Stock shall not exceed one and 50/100 ($1.50) dollars per share without the express written agreement of the board of directors of CorNova.

(k)          The investors of the Series A Financing shall receive a senior security interest in the Investment Shares (collectively “Series A Secured Interest”) subject to certain terms and conditions.

(l)             The Series A Secured Interest shall be equal in all respects and of equal parity, position and priority as among each Series A Financing investor.

(m)       The Series A Secured Interest shall expire and be released upon CorNova achieving either of two milestones: (i) CorNova securing a CE mark, or such other European authority approval, of a bare coronary stent system, and/or (ii) preclinical demonstration of a drug-eluting stent yielding results of at least a fifty percent (50%) reduction in intimal hyperplasia.

II-C.

2.5           Rescission and Termination If No Minimum Seed Loans.  In the event the closing of at least the minimum Seed Loans has not occurred within ninety (90) days of the date of this Agreement, the Participants shall together have the right to rescind and terminate this Agreement.  Upon such rescission and termination by both Participants, the Participants shall each return for cancellation the CorNova Shares in exchange for the Contributory Shares.  Upon receipt by CorNova of written notice from both Participants and receipt by CorNova of the CorNova Shares, CorNova shall immediately return and deliver: (a) all of the Cardiotech Shares to Cardiotech, and (b) all of the Implant Shares to Implant.  Immediately thereafter, this Agreement shall be of no force and effect.

ARTICLE III.     Investment Shares

3.1                                 Cardiotech Investment Shares.  Upon CorNova securing the minimum Series A Financing subject to the terms and conditions hereinafter set forth, Cardiotech shall issue, transfer and deliver to CorNova an amount of Cardiotech common stock, $.01 par value, (the “Cardiotech Investment Shares”) which amount shall be calculated based upon the five (5) day average of the fair market value of the closing price of Cardiotech common stock as published in the Wall Street Journal on the dates immediately preceding each relevant closing of the Series A Financing.  The amount of the Cardiotech Investment Shares shall be equal to twenty-five percent (25%) of the gross dollar amount of the Series A Financing raised and invested in CorNova on a pro rata basis up to the maximum Series A Financing amount.  Thus, Cardiotech will be obligated to issue and deliver to CorNova the Cardiotech Investment Shares equal to two hundred fifty thousand dollars ($250,000) in value if the minimum Series A Financing is completed; and Cardiotech will be obligated to issue and deliver to CorNova the Cardiotech Investment Shares equal to seven hundred fifty thousand dollars ($750,000) in value if the maximum Series A Financing is completed.  In the event the Series A Financing exceeds its maximum of three million dollars ($3,000,000), Cardiotech shall be obligated to only contribute Cardiotech Investment Shares equal to seven hundred fifty thousand dollars ($750,000) in value.

3.2                                 Implant Investment Shares.  Upon CorNova securing the minimum Series A Financing subject to the terms and conditions hereinafter set forth, Implant shall issue, transfer and deliver to CorNova an amount of Implant common stock, $.10 par value, (the “Implant Investment Shares”) which amount shall be calculated based upon the five (5) day average of the fair market value of the closing price of Implant common stock as published in the Wall Street Journal on the dates immediately preceding each relevant closing of the Series A Financing.  The amount of the Implant Investment Shares shall be equal to twenty-five percent (25%) of the gross dollar amount of the Series A Financing raised and invested in CorNova on a pro rata basis up to the maximum Series A Financing amount.  Thus, Implant will be obligated to issue and deliver to CorNova the Implant Investment Shares equal to two hundred fifty thousand dollars ($250,000) in value if the minimum Series A Financing is completed; and Implant will be obligated to issue and deliver to CorNova the Implant Investment Shares equal to seven hundred fifty thousand dollars ($750,000) in value if the maximum Series A Financing is completed.  In the event the Series A Financing exceeds its maximum of three million dollars ($3,000,000), Implant shall be obligated to only contribute Implant Investment Shares equal to seven hundred fifty thousand dollars ($750,000) in value.

3.3           Investment Shares.  The Cardiotech Investment Shares and the Implant Investment Shares shall be referred to collectively herein as the “Investment Shares”.  The Investment Shares shall be issued subject to the conditions as set forth herein and in the respective certificates of incorporation of the Participants as filed and recorded with the Secretary of State of the State of Massachusetts.

3.4           Subsequent Tranches of Investment Shares.  (a)  The offering of the Series A Financing may be continued until the maximum amount of capital has been raised, but no later than February 28, 2005.  At each subsequent closing tranche, the Participants shall be obligated to issue Investment Shares as provided for under this Article III to maintain its twenty-five percent (25%) pro rata portion of the Investment Shares to be issued.

  (b)  Upon CorNova securing additional Series A Financing up to the maximum three million dollars ($3,000,000), each Participant shall issue, transfer and deliver to CorNova its pro rata amount of its Investment Shares which amount shall be calculated as set forth above.  The amount of additional Investment Shares from each Participant to be issued at each subsequent closing tranche shall be that pro rata number of new shares separately combined with all previous issuances of Investment Shares from each Participant which shall equal twenty-five percent (25%) [fifty percent (50%) in the aggregate] of the gross dollar amount of the Series A Financing raised and invested in CorNova up to twenty-five percent (25%) [fifty percent (50%) in the aggregate] of the maximum Series A Financing amount.

  (c)  CorNova, at its option and in its sole discretion, may delay the closing of the minimum Series A Financing, and each subsequent tranche closing, in order to sell and close on a greater number Series A shares in each tranche; provided that each closing occur no later than twelve (12) months from the date of the closing of the minimum Seed Loans, plus 30 days for subscriptions then existing but not then closed.

ARTICLE IV.     CorNova Shares

4.1                                 CorNova Shares to Cardiotech.  Upon receipt by CorNova of the Contributory Shares, CorNova shall simultaneously issue, and deliver to Cardiotech one million five hundred thousand (*1,500,000*) shares of the common stock of CorNova, par value $.0001 per share, representing thirty percent (30%) of the issued and outstanding capital stock of CorNova immediately prior to the issuance of any shares under the Series A Financing.

4.2                                 CorNova Shares to Implant.  Upon receipt by CorNova of the Contributory

Shares, CorNova shall simultaneously issue, and deliver to Implant one million five hundred thousand (*1,500,000*) shares of the common stock of CorNova, par value $.0001 per share, representing thirty percent (30%) of the issued and outstanding capital stock of CorNova immediately prior to the issuance of any shares under the Series A Financing.

4.3                                 CorNova Shares.  The aggregate shares of the common stock of CorNova in an amount of three million (3,000,000) shares to be issued to Cardiotech and Implant shall be referred to herein as the “CorNova Shares” and will equal sixty percent (60%) of the issued and outstanding capital stock of CorNova, on a fully diluted basis, including any shares underlying any warrants or options, immediately prior to the issuance of any shares under the Series A Financing.

ARTICLE V.     Exchange of Shares

5.1           Exchange of Shares.  The Contributory Shares, Investment Shares and the CorNova Shares shall be issued in accordance with Articles I, III and IV hereof, and shall be exchanged in accordance with this Article V (the “Exchange”).

  (a)  The Contributory Shares shall be delivered in accordance with Article I, and the Contributory Shares shall be deemed exchanged upon such event.  However such shares shall be held by the Seed Loan lenders or by CorNova, as trustee for such lenders as collateral subject to a security interest, and may not be transferred or otherwise disposed of by CorNova prior to either the minimum closing or the termination of the Series A Financing.

  (b)  The Investment Shares shall be delivered in accordance with Article III and shall be deemed exchanged upon the minimum closing of the Series A Financing.  However such shares shall be held by the Series A Financing investors or by CorNova, as trustee for such investors as collateral subject to a security interest, and may not be transferred or otherwise disposed of by CorNova prior to satisfaction of the milestones set forth in §2.4(m) hereof.

  (c)  The CorNova Shares shall be delivered in accordance with Article IV and shall be deemed exchanged upon receipt and exchange of the Contributory Shares.

  (d)  The consideration for the Exchange shall be the shares mutually delivered and exchanged as herein set forth, and the license of the Technology as set forth in Article VIII hereof.

ARTICLE VI.     Shares, and Limitations on Shares

6.1                                 Shares to be Fully Paid.  (a) CorNova covenants that all shares of common stock which may be issued upon the Exchange will be fully paid and nonassessable, and free of all liens and encumbrances.

  (b) Cardiotech covenants that all shares of common stock which may be issued upon the Exchange will be fully paid and nonassessable, and free of all liens and encumbrances.

  (c) Implant covenants that all shares of common stock which may be issued upon the Exchange will be fully paid and nonassessable, and free of all liens and encumbrances.

6.2           CorNova Limitation on Share Issuances.  CorNova covenants that until either the minimum Series A Financing closing or the termination of the Series A Financing, CorNova shall not:

(a) issue any securities, except:  (i) its initial capitalization of 2 million shares which includes the 150,000 shares underlying those certain warrants issued or to be issued in connection with the Seed Loans, (ii) the CorNova Shares, and (iii) the shares to be issued under the Series A Financing.

(b) take any action which would cause any adjustments, recapitalizations, splits, mergers, or other capital restructurings of its securities.

6.3           Reservation of Shares.  (a) CorNova has reserved, free from preemptive rights, out of its authorized but unissued shares of common stock, sufficient shares to provide for the issuance of the CorNova Shares.

  (b) Cardiotech has reserved, free from preemptive rights, out of its authorized but unissued shares of common stock, sufficient shares to provide for the issuance of the Cardiotech Investment Shares.

  (c) Implant has reserved, free from preemptive rights, out of its authorized but unissued shares of common stock, sufficient shares to provide for the issuance of the Implant Investment Shares.

ARTICLE VII.     Accredited Investors; Restricted Shares; Inside Information

7.1           Securities Laws Matters.

(a)  Investment Purpose.  CorNova recognizes and understands that the Contributory Shares, and the Investment Shares, respectively, to be issued to CorNova pursuant to this Agreement, and the Participants each recognize and understand that the CorNova Shares to be issued to each of the Participants pursuant to this Agreement, (collectively referred to as the “Securities”) for investment and not with a view to the sale or distribution thereof, for its own account and not on behalf of others (except its limited partners, or shareholders) and has not granted any other person any right or option or any participation or beneficial interest in any of the Securities.  CorNova and each of the Participants confirms its understanding that the Securities constitute restricted securities within the meaning of Rule 144 of the Commission under the Securities Act of 1933, as amended (the “Securities Act”), and that none of the Securities may be sold except pursuant to an effective registration statement under the Securities Act or under the securities laws of any state, or in a transaction exempt from registration under the Securities Act, and acknowledges that it understands the meaning and effect of such restriction.  CorNova and each of the Participants are aware that no federal or state regulatory agency or authority has passed upon the sale of the Securities or the terms of the sale or the accuracy or adequacy of any material being provided to CorNova or to the Participants and that the price of the Securities may not necessarily bear any relationship to the underlying assets or value of the issuing company.  CorNova understands that an investment in the Securities involves a degree of risk.  The Participants each understand that an investment in the Securities involves a high degree of risk.  The Securities are not being registered; neither the Participants nor CorNova shall have any obligation or duty to register the Securities.  The Securities will be issued in reliance upon exemptions from the Securities Act and the securities laws which are predicated, in part, on the representations, warranties and agreements of each of the Participants, and CorNova, respectively, to the other, contained herein.

(b-1)  CorNova Qualifications.  CorNova represents and warrants that (i) CorNova has business knowledge and experience, such experience being based on actual participation therein of its chairman and its advisors, (ii) CorNova is capable of evaluating the merits and risks of an investment in the Securities and the suitability thereof as an investment therefor, (iii) the Securities to be acquired by CorNova in connection with this Agreement will be acquired solely for investment and not with a view toward resale or redistribution in violation of the securities laws, and (iv) in connection with the transactions contemplated hereby, no assurances have been made concerning the future results of the Participants and their subsidiaries, if any, or as to the value of the Securities.  CorNova understands that neither of the Participants or its subsidiaries or affiliates is under any obligation to file a registration statement or to take any other action under the securities laws with respect to any such securities.

(b-2)  Participants Qualifications.  The Participants represent and warrant that (i) the Participants have business knowledge and experience, such experience being based on actual participation therein, (ii) the Participants are each independently capable of evaluating the merits and risks of an investment in the Securities and the suitability thereof as an investment therefor, (iii) the Securities to be acquired by each of the Participants in connection with this Agreement will be acquired solely for investment and not with a view toward resale or redistribution in violation of the securities laws, (iv) in connection with the transactions contemplated hereby, no assurances have been made concerning the future results of CorNova or as to the value of the Securities and (vi) each of the Participants are an “accredited investor” within the meaning of Regulation D promulgated by the Securities and Exchange Commission (the “Commission”) pursuant to the 1933 Act.  The Participants understand that CorNova is closely-held and is not under any obligation to file a registration statement or to take any other action under the securities laws with respect to any such securities.

(c)  Knowledge of Regulations.  The Participants, and CorNova had each consulted with their own respective counsel in regard to the securities laws and are fully aware (i) of the circumstances under which they are each required to hold the Securities, (ii) of the limitations on the transfer or disposition of the Securities, (iii) that the Securities must be held indefinitely unless the transfer thereof is registered under the securities laws or an exemption from registration is available and (iv) that no exemption from registration is likely to become available for at least one year from the date of acquisition of the Securities.  The Participants and CorNova have been advised by their respective counsel as to the provisions of Rules 144 and 145 as promulgated by the Commission under the 1933 Act and has been advised of the applicable limitations thereof.  The Participants and CorNova each independently acknowledge that the respective issuers of the Securities are relying upon the truth and accuracy of the representations and warranties in this Article VII in consummating the transactions contemplated by this Agreement and upon such reliance shall not be registering the Securities under the securities laws.  The Participants each independently acknowledge that CorNova is closely-held, and that no market whatsoever exists with respect to any of CorNova’s securities and there are no plans to develop a market.

(d-1)  Disclosures of Participants.  CorNova has been furnished with copies through the Securities and Exchange Commission EDGAR website of:  (i) the definitive proxy statements filed with the Commission in connection with the annual meeting of stockholders of each of Cardiotech and Implant during the previous 12 months, and (ii) copies of the Cardiotech and Implant Annual Reports on Form 10-K for the fiscal year most recently ended, Cardiotech and Implant Quarterly Reports on Form 10-Q for the quarter most recently ended, filed with the Commission under the Exchange Act, and all Cardiotech and Current Reports on Form 8-K filed during the previous 12 months, as filed with the Commission under the Exchange Act (collectively, the “SEC Reports”).  The Participants have made available to CorNova the opportunity to ask questions and receive answers concerning the terms and conditions of the transactions contemplated by this Agreement and to obtain any additional information which they possess or could reasonably acquire for the purpose of verifying the accuracy of information furnished to CorNova as set forth herein or for the purpose of considering the transactions contemplated hereby.

(d-2)  Disclosures of CorNova.  The Participants has been furnished with a summary description of the terms of the Securities and CorNova has made available to the Participants the opportunity to ask questions and receive answers concerning the terms and conditions of the transactions contemplated by this Agreement and to obtain any additional information which they possess or could reasonably acquire for the purpose of verifying the accuracy of information furnished to the Participants as set forth herein or for the purpose of considering the transactions contemplated hereby.

(e)  Opportunity to Meet with Management.  Management of CorNova, and management of each of the Participants each acknowledge that it has had an opportunity to meet with and ask questions of the other’ as management concerning the business and financial condition of the other, and the terms and conditions of this transaction as well as to obtain such information as deemed necessary to be requested.  Any questions or concerns raised concerning the transaction or the other companies have been answered to the satisfaction of inquiring party.

(f)  Risk of Loss; Experience.  CorNova and each of the Participants respective decision to engage in the Exchange is based upon its own independent evaluation of the other.  Each party hereto recognizes that the Exchange is speculative.  The parties have carefully reviewed and understands the various risks of the Exchange, and CorNova and each of the Participants can afford to bear the risks of engaging in the Exchange; including the risk of losing their respective entire investment, and the risk that the Securities shall be illiquid for an indefinite period of time.  CorNova and each of the Participants represent for itself that it has the business and financial experience necessary to evaluate the investment in the risks thereto.

(g)  Restrictive Legend.  The Participants and CorNova acknowledge and agree that the certificates representing the Securities to be acquired pursuant to this Agreement will be imprinted with a restrictive legend substantially as follows:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER ANY APPLICABLE STATE SECURITIES LAWS AND ARE “RESTRICTED SECURITIES” AS THAT TERM IS DEFINED IN RULE 144 UNDER THE ACT.  NEITHER THE SHARES NOR ANY INTEREST THEREIN MAY BE OFFERED FOR SALE, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND SUCH STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND SUCH LAWS WHICH, IN THE OPINION OF COUNSEL FOR THE HOLDER, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COUNSEL FOR THIS CORPORATION, IS AVAILABLE.

The Participants and CorNova understand and agree that appropriate stop transfer notations will be placed in the records of the issuer and with its respective transfer agent, if any, in respect of the Securities which are to be issued pursuant to this Agreement.

7.2.          No Trading on Inside Information.  CorNova and the Participants are hereby advised as follows:

The Participants are two publicly traded companies (collectively “P-T-Cs”).  The use of material nonpublic information in securities transactions (referred to as “Insider Trading”) or the communication of such information to others who use it in securities trading (referred to as “Tipping”) violates the United States federal securities laws.  Such violations may result in harsh consequences for the individuals, entities or persons involved, including exposure to investigations by the U.S. Securities and Exchange Commission (“SEC”), criminal and civil prosecution, disgorgement of any profits realized or losses avoided (under certain laws and rules the calculation of profits realized and losses avoided could exceed the actual amounts realized or avoided) through the use of the nonpublic information and penalties based upon such profits or losses.

The negotiations leading up to, and the signing of this Agreement, the Series A Financing and the Closing contemplated hereunder, may constitute material nonpublic information.  Accordingly, each person who reads this Agreement may be prohibited by law from trading in the securities of the P-T-Cs or directly or indirectly disclosing such information to any other person(s) so that they may trade in the securities of the P-T-Cs, until two (2) full business days after the respective P-T-Cs have made adequate public disclosure through a press release or filed a report on Form 8-K with the SEC.

It is difficult to describe what constitutes “material” information, but each person who reads this Agreement should assume that any information, positive or negative, which might be of significance to an investor determining whether to purchase, sell or hold the P-T-Cs’ securities, would be material.

7.3           No Disclosure until Closing of Series A Financing.  Until the minimum closing of the Series A Financing has been consummated or terminated, without the prior express written approval of all of the parties hereto, neither CorNova nor either of the Participants shall make any public announcement with respect to the Exchange or the Technology License, or any relationship between the Participants and CorNova.  Notwithstanding however, that the Participants shall not be prohibited from making public announcements or filings that are required under any law or pursuant to the rules and regulations promulgated by the Commission or the American Stock Exchange to which the Participants are subject.  None of the parties hereto shall be prohibited from making any disclosures with respect to the transactions and matters contemplated herein under a subpoena or court order of competent jurisdiction.  Provided, however, that the party required to make such disclosure, announcement or filing shall immediately notify the other parties hereto of such pending disclosure to provide them with an opportunity to object and intervene through appropriate legal process.

ARTICLE VIII.     License of Technology & Venture

8.1           License of Technology.  Simultaneous with the issuance and exchange of the Investment Shares, as set forth in Article III and the Exchange as set forth in Article V, Cardiotech shall grant, convey and provide (“Technology License”) to CorNova an exclusive license, subject to customary terms and conditions to be set forth in a separate license agreement (the “License”), for the technology consisting of Chronoflex DES polymer or any poly (carbonate) urethane containing derivative thereof for use on drug-eluting stents (collectively the “Technology”).

8.2                                 No Collaboration.  Upon execution of this Agreement and through the term of the License, Cardiotech shall not:  (a) collaborate on or participate in any Technology research with other parties; or (b) share, sell, transfer or otherwise provide any intellectual property with respect to Technology research or products with other parties.

8.3                                 Venture.   CorNova shall focus its resources on the development and marketing of innovative interventional cardiology products.  The initial target of CorNova is the development of a next-generation drug-eluting stent.  CorNova will direct its resources to develop or acquire technology relating to stent design, CE testing and drug coatings, including but not limited to Chronoflex DES polymer or any polycarbonatepolyurethane and containing derivative thereof for use on drug-eluting stents.  Utilizing the combined capabilities of the Participants, CorNova will seek to produce a novel coronary stent system whose design, materials, and manufacturing will be specific for drug elution technology.

ARTICLE IX.     Miscellaneous

9.1                                 Closing.  The closing of the Contributory Shares and the CorNova Shares, and the subsequent completion of the Exchange of the Investment Shares and the Technology License, provided for herein (individually or collectively the “Closing”) shall occur the offices of one of the Participants, or at such place and upon such date as CorNova and the Participants may mutually agree.

9.2                                 Fees and Expenses.  Each party hereto shall pay its own attorneys fees and its own out-of-pocket expenses incurred prior to and in connection with the transactions contemplated hereby.  In addition, CorNova shall pay the reasonable attorneys fees of the Participants’ counsel up to an aggregate maximum of twenty thousand dollars ($20,000) in legal fees including out-of-pocket expenses for their review and services in connection with the Series A Financing.  CorNova shall, without incurring any further expense, have a right to review or audit the legal fees and services provided thereunder, and the right to review work product subject to redaction.

9.3                                 Modification, Termination or Waiver.  This Agreement may be amended, modified, superseded or terminated, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, but only by a written instrument executed by the party waiving compliance.  The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same.

9.4                                 Notices.  Any notice requests, demands and other communications required or which may be given hereunder shall be in writing and shall be deemed to have been duly given if delivered either personally or by either U.S. Mail certified or registered mail, postage prepaid, or by overnight delivery service with all delivery charges prepaid, and fax if available, addressed to the parties at their respective addresses set forth or referred to below:

If to CorNova, to:		With copies, to:

CorNova, Inc.		Kenneth B. Lerman, P.C.
274 Ash Street		651 Day Hill Road
Hopkinton, MA 01748		Windsor, Connecticut 06095

Attention:	S. Eric Ryan, M.D.	Attention:	Kenneth B. Lerman, Esquire
Chairman
Fax: (508) 435-3866		Fax: (860) 285-0139

If to Cardiotech, to:	If to Cardiotech and/or Implant, with copies, to:

Cardiotech International, Inc.
78E Olympia Avenue		Attorneys at Law
Woburn, Massachusetts 01801		Ellenoff Grossman & Schole LLP
370 Lexington Avenue
New York, New York 10017
Attention:	Michael Szycher, Ph.D.,	Attention:	Barry I. Grossman
Chairman & CEO

Fax: (781) 937-4218		Fax: (212) 370-7889

If to Implant, to:

Implant Sciences, Inc.
107 Audubon Road #5
Wakefield, Massachusetts 01880

Attention:	Anthony Armini, Ph.D.
President & CEO
Fax: (781) 246-1167

If mailed, delivery shall be deemed five (5) days after the date of mailing; if overnight delivery, delivery shall be deemed the next business day provided such services were selected and paid for.  The parties may change the persons and addresses to which the notices or other communications are to be sent to it by giving written notice of any such change in the manner provided herein for giving notice.

9.5           Binding Effect and Assignment.

  This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto.  No assignment of any rights or delegation of any obligations provided for herein may be made by any party without the express written consent of the other party.

9.6                                 Entire Agreement.  This Agreement, along with the other agreements referenced herein, contain the entire Agreement between the parties with respect to the subject matter hereof.  In the event of a conflict or inconsistency, this Agreement is the definitive and governing agreement with respect to the subject matter hereof.

9.7                                 Calendar Days.  All references to “days” in this agreement with respect to the amount of time allocated for notices, performance or other periods shall mean calendar days, unless otherwise specified.

9.8                                 Exhibits.  All Exhibits annexed hereto and the documents and instruments referred to herein or required to be delivered simultaneously herewith or at the Closing are expressly made a part of this Agreement as fully as though completely set forth herein, and all references to this Agreement herein or in any such Exhibits, documents or instruments shall be deemed to refer to and include all such Exhibits, documents and instruments.  Any execution of this Agreement is subject to the receipt of current and complete exhibits.

9.9                                 Governing Law.  This Agreement shall be governed by, and construed in accordance with the laws of the State of Delaware.

9.10                           Consent to Jurisdiction.  The parties here to consent to jurisdiction of the Courts of the State of Massachusetts and to the U.S. District Court in the District of Massachusetts.

9.11                           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but which together shall constitute one and the same instrument.

9.12                           Section Headings.  The section headings contained in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

[The remainder of this page has been left intentionally blank.  The Signature page follows.]

WITNESS the execution of this Agreement as of the date first above written.

CorNova, Inc.

By:	/s/ S. Eric Ryan
S. Eric Ryan
Chairman

Cardiotech International, Inc.		Implant Sciences, Inc.

By:	/s/ Michael Szycher	By:	/s/ Anthony Armini
Michael Szycher		Anthony Armini
Chairman & CEO		President & CEO